EXHIBIT 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces the Acquisition of Timberline Knolls, a 122-Bed Inpatient

Behavioral Healthcare Facility

FRANKLIN, Tennessee, September 4, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the acquisition of Timberline Knolls, a 122-bed inpatient behavioral healthcare facility located near Chicago in Lemont, Illinois. Total consideration paid to purchase Timberline Knolls’ operations and a related transaction to purchase the real estate was $90 million in cash. The facility produced revenues of approximately $33 million for the 12 months ended June 30, 2012, and is Acadia’s first facility in Illinois.

“We are pleased to announce the addition of Timberline Knolls, a growing, profitable and well-run facility, to Acadia’s expanding base of inpatient psychiatric facilities,” commented Joey Jacobs, Chairman and Chief Executive Officer of Acadia. “In addition to bringing an outstanding staff of behavioral healthcare professionals to Acadia, we expect this transaction to be accretive to our 2012 financial results in a range of $0.04 to $0.05 per diluted share. On an annualized basis, this transaction is expected to increase our earnings per share by approximately $0.16 per diluted share. By the end of 2012, we also expect to complete an 18-bed expansion that is currently underway at the facility. The expansion will increase the facility’s total beds to 140, with additional beds planned for 2013. This transaction, which will enable us to enter our 19th state, is representative of our robust pipeline of potential transactions in the fragmented inpatient behavioral healthcare industry.”

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete acquisitions and successfully integrate the operations of the acquired facilities; (ii) Acadia’s ability to add beds,

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ACHC Acquires Timberline Knolls, a 122-Bed Inpatient Behavioral Healthcare Facility

September 4, 2012

expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from the government and third-party payors; (iv) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (v) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 33 behavioral health facilities with over 2,300 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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